PROSPECTUS SUPPLEMENT DATED JULY 3, 2002 TO PROPECTUS DATED MAY 6, 2002	Filed Pursuant to Rule 424(b)(3) Registration No. 333-72748 CUSIP No. 007973 AC4

ADVANCED ENERGY INDUSTRIES, INC.
$125,000,000

5.00% Convertible Subordinated Notes due September 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

                  This prospectus supplement supplements information contained in the prospectus dated May 6, 2002 relating to the potential sale from time to time of up to $125,00,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

                  The following table supplements the information set forth in the prospectus under the caption “Selling Security Holders” with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

Name	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Offered
Nomura Securities Intl. Inc. (2)	3,000,000	2.4	100,586

                  The line item “KBC Financial Products (Cayman Islands)……2,000,000, 1.6, 67,057” contained in the table set forth in the prospectus under the caption “Selling Securityholders” shall be deleted in its entirety and replaced with the following:

KBC Financial Products (Cayman Islands) Ltd.(3) ..........	13,533,000	10.8	453,746

                  None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or has had any material relationship with us within the past three years.